Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352 www.craneco.com

CRANE CO. PROVIDES 2006 FINANCIAL OUTLOOK AND UPDATES 2005 GUIDANCE

•	Sales growth expected in all business segments in 2006 compared with 2005.

•	Sales for 2006 expected to grow 4% to approximately $2.15 billion.

•	EPS for 2006 expected to be in the $2.45 - $2.60 range.

•	Free cash flow guidance for 2005 raised to $130 million

STAMFORD, CONNECTICUT – December 12, 2005 - Crane Co. (NYSE: CR), at its annual investor conference tomorrow, will provide its 2006 financial performance outlook and discuss its earnings per share (EPS) guidance for 2005 and 2006.

Sales are expected to grow 4 percent in 2006 to approximately $2.15 billion. Earnings per share in 2006 are expected to be in the range of $2.45 to $2.60. Full year 2005 EPS is expected to be in the range of $2.20 to $2.25 per share, consistent with Crane’s prior guidance.

Management expects free cash flow (cash flow from operations after costs related to asbestos, environmental settlements and capital expenditures, but before dividends) in 2005 to be approximately $130 million, compared with previous guidance of $110 - $120 million. For 2006, free cash flow is expected to be $165 million.

Eric Fast, President and Chief Executive Officer, will note that Crane expects to post record earnings in 2005 and has solid momentum going into 2006. Mr. Fast will note that Crane’s Aerospace and Electronics, and Fluid Handling segments increased their operating margins during the course of 2005, providing a strong base for the continued growth in Crane’s earnings per share and free cash flow in 2006.

Crane Co. will hold an investor conference on December 13, 2005, beginning at 8:30 am (Eastern) to discuss its 2006 outlook and to provide further insight into the Company’s performance, plans and future prospects. Interested parties may listen to a live webcast of the conference, and view the related presentation materials, at www.craneco.com.

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any statements contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission.

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